As filed with the Securities and Exchange Commission on May 2, 2014.

SEC File No. 333-193784

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 4 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NANOVIBRONIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	3842	01-0801232
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

105 Maxess Road, Suite S124

Melville, NY 11747

(631) 574-4410

(Address, including zip code, and telephone number,
 including area code, of registrant’s principal executive offices)

Ophir Shahaf

Chief Executive Officer

NanoVibronix, Inc.

105 Maxess Road, Suite S124

Melville, NY 11747

(631) 574-4410

(Name, address, including zip code, and telephone number,

 including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Rick A. Werner, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Tel. (212) 659-7300 Fax (212) 884-8234	Shlomo Landress, Adv. Amit, Pollak, Matalon & Co. Nitsba Tower, 19th Floor 17 Yitzhak Sadeh Street Tel Aviv 67775, Israel Tel. (972) 3-5689000 Fax (972) 3-5689001	Mitchell S. Nussbaum, Esq. Angela M. Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue, 18th Floor New York, NY 10154 Tel. (212) 407-4000 Fax (212) 504-3013

Approximate date of commencement of proposed sale to the public:   As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form S-1 (file No. 333-193784) of NanoVibronix, Inc is being filed solely to add Exhibits 1.1 and 4.4 and to replace Exhibit 5.1. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the common stock being registered. All amounts are estimates except for the Securities and Exchange Commission registration fee, the FINRA filing fee, and the Nasdaq listing fee.

Securities and Exchange Commission Registration Fee	$2,036.65
FINRA Filing Fee	$2,871.88
Nasdaq Listing Fee	$50,000.00
Accounting Fees and Expenses	$190,000
Legal Fees and Expenses	$425,000.00
Transfer Agent Fees	$7,500.00
Printing Expenses	$37,500.00
Directors’ and Officers’ Liability Insurance Premiums	$118,000.00
Miscellaneous Fees and Expenses	$67,091.47
Total	$900,000.00

Item 14.   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the Delaware General Corporation Law, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.

Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

Effective upon the closing of this offering, we will have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures us against losses which we may incur in indemnifying our officers and directors. In addition, we have entered into indemnification agreements with key officers and directors.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the Delaware General Corporation Law would permit indemnification.

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Item 15.   Recent Sales of Unregistered Securities.

During 2010 and 2011, we issued an aggregate of 40,928 shares of series B preferred stock and warrants to purchase 40,928 shares of series B preferred stock, with an exercise price of $17.25 per share and a five-year term, to certain investors for consideration of $706,010. The securities issued in the above described transactions were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by either Regulation S under the Securities Act of 1933, as amended, or Section 4(2) of the Securities Act of 1933, as amended. Each of the investors was either an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended) or not a “U.S. person” (as that term is defined in Rule 902 of Regulation S) at the time of the transactions.

On November 22, 2011, we issued convertible series B-1 promissory notes to certain investors in consideration for $1,000,000. The notes are convertible to series B-1 preferred stock and bear interest at 10% per annum, compounded annually. The securities issued in the above described transactions were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by either Regulation S under the Securities Act of 1933, as amended, or Section 4(2) of the Securities Act of 1933, as amended. Each of the investors was either an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended) or not a “U.S. person” (as that term is defined in Rule 902 of Regulation S) at the time of the transactions.

On November 22, 2011, we issued convertible series B-2 promissory notes and warrants to purchase 2,319,062 shares of series B-2 preferred stock to the holders of series B participating convertible preferred stock and warrants in exchange for the cancellation of such previously-held preferred stock and warrants. The securities issued in the above described transactions were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were exchanged pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

On February 5, 2013, we signed an agreement with certain investors according to which we issued convertible promissory notes in consideration for $100,000, in such original principal amount. The notes are convertible to common stock and bear interest at 6% annually. In addition on such date, we issued warrants to purchase up to an aggregate of 37,594 shares of common stock with an exercise price of $2.66 per share, subject to adjustments, and a five-year term. The securities issued in the above described transactions were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) of the Securities Act of 1933, as amended. Each investor was an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended) at the time of the transaction.

On March 28, 2013, we signed an amendment to the agreement described above and issued convertible promissory notes in consideration for an additional $100,000 with the same terms described above, so that the aggregate original principal amount was increased to $200,000. In addition on such date, we issued warrants to purchase up to an aggregate of 37,594 shares of common stock with an exercise price of $2.66 per share, subject to adjustments, and a five-year term. The securities issued in the above described transactions were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) of the Securities Act of 1933, as amended. Each investor was an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended) at the time of the transaction.

On June 3, 2013, we signed a second amendment to the agreement described above and issued convertible promissory notes in consideration for $100,000 with the same terms described above, so that the aggregate original principal amount was increased to $300,000. In addition on such date, we issued warrants to purchase up to an aggregate of 37,594 shares of common stock with an exercise price of $2.66 per share, subject to adjustments, and a five-year term. The securities issued in the above described transactions were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) of the Securities Act of 1933, as amended. Each investor was an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended) at the time of the transaction.

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On August 5, 2013, we signed a third amendment to the agreement described above and issued convertible promissory notes in consideration for $100,000 with the same terms described above, so that the aggregate original principal amount was increased to $400,000. In addition on such date, we issued warrants to purchase up to an aggregate of 37,594 shares of common stock with an exercise price of $2.66 per share, subject to adjustments, and a five-year term. The securities issued in the above described transactions were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) of the Securities Act of 1933, as amended. Each investor was an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended) at the time of the transaction.

On October 7, 2013, we signed a fourth amendment to the agreement described above and issued convertible promissory notes in consideration for $100,000 with the same terms described above, so that the aggregate original principal amount was increased to $500,000. In addition on such date, we issued warrants to purchase up to an aggregate of 37,594 shares of common stock with an exercise price of $2.66 per share, subject to adjustments, and a five-year term. The securities issued in the above described transactions were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) of the Securities Act of 1933, as amended. Each investor was an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended) at the time of the transaction.

On December 9, 2013, we signed a fifth amendment to the agreement described above and issued convertible promissory notes in consideration for $100,000 with the same terms described above, so that the aggregate original principal amount was increased to $600,000. In addition on such date, we issued warrants to purchase up to an aggregate of 37,594 shares of common stock with an exercise price of $2.66 per share, subject to adjustments, and a five-year term. The securities issued in the above described transactions were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) of the Securities Act of 1933, as amended. Each investor was an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended) at the time of the transaction.

On February 6, 2014, we signed a sixth amendment to the agreement described above and issued convertible promissory notes in consideration for $100,000 with the same terms described above, so that the aggregate original principal amount was increased to $700,000. In addition on such date, we issued warrants to purchase up to an aggregate of 37,594 shares of common stock with an exercise price of $2.66 per share, subject to adjustments, and a five-year term. The securities issued in the above described transactions were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) of the Securities Act of 1933, as amended. Each investor was an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended) at the time of the transaction.

On April 1, 2014, we signed a seventh amendment to the agreement described above and issued convertible promissory notes in consideration for $100,000 with the same terms described above, so that the aggregate original principal amount was increased to $800,000. In addition on such date, we issued warrants to purchase up to an aggregate of 37,594 shares of common stock with an exercise price of $2.66 per share, subject to adjustments, and a five-year term. The securities issued in the above described transactions were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) of the Securities Act of 1933, as amended. Each investor was an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended) at the time of the transaction.

Item 16.   Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description

1.1	Form of Underwriting Agreement

3.1*	Amended and Restated Certificate of Incorporation, as presently in effect

3.2*	Bylaws

3.3*	Form of Amended and Restated Certificate of Incorporation, to be in effect upon completion of this offering

3.4*	Certificate of Amendment of Certificate of Incorporation (providing for automatic conversion of the series A-1, series A-2, series B-1 and series B-2 preferred stock upon the pricing of this offering)

3.5*	Certificate of Amendment of Certificate of Incorporation (creating the series C preferred stock)

4.1*	Form of Unit Certificate

4.2*	Form of Common Stock Certificate

4.3*	Form of Redeemable Warrant Agreement by and between the Company and VStock Transfer, LLC and Form of Warrant Certificate

4.4	Form of Underwriters’ Warrant

5.1	Opinion of Haynes and Boone, LLP

10.1*	License Agreement, dated October 26, 2003, by and among NanoVibronix, Inc., Piezo-Top Ltd, and PMG Medica Ltd

10.2*	License Agreement, dated December 11, 2011, by and between NanoVibronix, Inc. and AC Engineering Ltd.

10.3*	Form of Series B-1 Promissory Note

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10.4*	Form of Subscription Agreement for Series B-1 Convertible Promissory Notes

10.5*	Form of Series B-2 Promissory Note

10.6*	Form of Series B-2 Participating Convertible Preferred Stock Purchase Warrant

10.7*	Form of Subscription Agreement for Series B Convertible Preferred Stock and Warrants

10.8 *	First Amendment to Subscription Agreement for Series B Convertible Preferred Stock and Warrants, dated November 14, 2011, by and between NanoVibronix, Inc. and the investors signatory thereto

10.9*	Seventh Amended and Restated Securities Purchase Agreement, dated April 1, 2014, by and between NanoVibronix, Inc. and Globis Overseas Fund, Ltd.

10.10*	Seventh Amended and Restated Securities Purchase Agreement, dated April 1, 2014, by and between NanoVibronix, Inc. and Globis Capital Partners, L.P.

10.11*	Eighth Amended and Restated Secured Convertible Promissory Note, dated April 28, 2014, by NanoVibronix, Inc. in favor of and Globis Overseas Fund, Ltd.

10.12*	Eighth Amended and Restated Secured Convertible Promissory Note, dated April 28, 2014, by NanoVibronix, Inc. in favor of and Globis Capital Partners, L.P.

10.13*	Form of Amended and Restated 2013 and 2014 Warrant to Purchase Common Stock

10.14*	NanoVibronix, Inc. 2004 Global Share Option Plan

10.15*	Personal Employment Agreement, dated March 1, 2008, by and between Nano-Vibronix (Israel 2003) Ltd and Jona Zumeris

10.16*	Form of Indemnification Agreement between NanoVibronix, Inc. and certain of its officers and directors

10.17*	Amendment to Subscription Agreement Convertible Promissory Notes, dated February 28, 2014, by and between NanoVibronix, Inc. and the note holders signatory thereto

10.18*	Amendment to Convertible Promissory Notes (Series B-1), dated February 28, 2014, by and between NanoVibronix, Inc. and the note holders signatory thereto

10.19*	Second Amendment to Subscription Agreement Series B Convertible Preferred Stock and Warrants), dated February 28, 2014, by and between NanoVibronix, Inc. and the holders signatory thereto

10.20*	Third Amendment to Subscription Agreement Series B Convertible Preferred Stock and Warrants), dated February 28, 2014, by and between NanoVibronix, Inc. and the holders signatory thereto

10.21*	Amendment to Convertible Promissory Notes (Series B-2), dated February 28, 2014, by and between NanoVibronix, Inc. and the note holders signatory thereto

10.22*	Master Amendment Agreement, dated March , 2014, by and between NanoVibronix, Inc. and the note holders signatory thereto

10.23*	Consulting Agreement, dated February 25, 2014, by and among NanoVibronix, Inc., NanoVibronix Ltd. and AYTA Consulting, LLC

10.24*	Restricted Stock Award Agreement, dated February 25, 2014, by and between NanoVibronix, Inc. and AYTA Consulting, LLC

10.25*	Employment Agreement, dated February 26, 2014, by and among NanoVibronix, Inc., NanoVibronix Ltd. and Ophir Shahaf

10.26*	Employment Agreement, dated March 2, 2014, by and among NanoVibronix, Inc., NanoVibronix Ltd. and Shay Ashkenazy

10.27*	NanoVibronix, Inc. 2014 Long-Term Incentive Plan

10.28*	Form of Amended and Restated Series B-2 Participating Convertible Preferred Stock Purchase Warrant

21.1*	List of Subsidiaries

23.1*	Consent of Kost Forer Gabbay & Kasierer, a member firm of Ernst & Young Global

23.2	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

99.1*	Director Nominee Consent of Michael Ferguson

99.2*	Director Nominee Consent of Thomas R. Mika

99.3*	Director Nominee Consent of William Stern, Ph.D.

+ To be filed by amendment.

* Previously filed.

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(b) Financial Statement Schedules

No financial statement schedules are provided because the information is not required or is shown either in the financial statements or the notes thereto.

Item 17.   Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York on May 2, 2014.

NANOVIBRONIX, INC.

By:	/s/ Ophir Shahaf
Name: Ophir Shahaf
Title: Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ophir Shahaf	Chief Executive Officer and Director (Principal Executive Officer)	May 2, 2014
Ophir Shahaf

/s/ Shay Ashkenazy	Chief Financial Officer	May 2, 2014
Shay Ashkenazy	(Principal Financial Officer and Principal Accounting Officer)

*	Chief Medical Officer and Director	May 2, 2014
Harold Jacob, M.D.	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board of Directors	May 2, 2014
Ira Greenstein

*	Vice President of Technology and Director	May 2, 2014
Jona Zumeris, Ph.D.

* By:	/s/ Ophir Shahaf
Ophir Shahaf
Attorney-in-fact

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